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As filed with the Securities and Exchange Commission on April 8, 2011

Registration Statement No. 333-168368

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

STAG Industrial, Inc.
(Exact name of registrant as specified in its governing instruments)

99 High Street, 28th Floor
Boston, Massachusetts 02110
(617) 574-4777
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Benjamin S. Butcher
Chairman, Chief Executive Officer and President
STAG Industrial, Inc.
99 High Street, 28th Floor
Boston, Massachusetts 02110
(617) 574-4777
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jeffrey M. Sullivan, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612 Tel: (919) 786-2000 Fax: (919) 786-2203	Gilbert G. Menna, Esq. Daniel P. Adams, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Fax: (617) 523-1231

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC registration fee	$21,390
FINRA filing fee	30,500
NYSE fee	125,000
Legal fees and expenses (including Blue Sky fees)	2,754,000
Accounting fees and expenses	1,580,000
Printing and engraving expenses	300,000
Transfer agent fees and expenses	3,000
Miscellaneous	1,286,110

Total	$6,100,000

*
To be filed by amendment.

Item 32.   Sales to Special Parties.

        See response to Item 33 below.

Item 33.    Recent Sales of Unregistered Securities.

        On July 21, 2010, we issued 100 shares of common stock to Benjamin S. Butcher in exchange for $2,000 in cash as its initial capitalization. On July 26, 2010, we issued 10 shares of common stock to Kathryn Arnone in exchange for $200 in cash. We will repurchase these shares at cost upon completion of this offering. Such issuances were exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

        In connection with the formation transactions, 7,590,000 common units of limited partnership in our operating partnership with an aggregate value of $121.4 million, assuming a price per share or unit at the midpoint of the range set forth on the cover page of the prospectus that forms a part of this registration statement, will be issued to certain persons transferring interests in our historical predecessor companies to us in consideration of such transfer. All such persons had a substantive, pre-existing relationship with us. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. Each such person is a holder of an interest in our predecessor business and we have dealt with such persons throughout the tenure of such person's ownership of interests in our predecessor business. The issuance of such units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act in which no general solicitation was undertaken. All such persons were provided with and had access to information about the issuer of these securities including business objectives and historical property and financial information.

        Upon the completion of this offering, we are granting an aggregate of 200,441 LTIP units that will be issued to our executive officers and directors under our equity incentive plan. All such persons had a substantive, pre-existing relationship with us. The issuance of such LTIP units will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act in which no general solicitation was undertaken. All such persons were provided with and had access to information about the issuer of these securities including business objectives and historical property and financial information.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

        Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We intend to enter into indemnification agreements with our directors and executive officers that will obligate us to indemnify them to the maximum extent permitted by Maryland law.

        The indemnification agreements will provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or executive officer actually received an improper personal benefit in money, property or other services; or

  •
  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

        The indemnification agreements will also provide that upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

  •
  the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director's or executive officer's status as a director, executive officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within 20 days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

  •
  a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by or on behalf of the indemnitee to repay the portion of any expenses advanced to the indemnitee relating to claims, issues or matters in a proceeding if it is ultimately established that the standard of conduct was not met.

        The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

        In addition to the maximum extent permitted by law, our 2011 Equity Incentive Plan provides the members of our board of directors with limited liability with respect to actions taken or decisions made in good faith relating to the plan and indemnification in connection with their activities under the plan.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds From Stock Being Registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)   Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

        (b)   Exhibit. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Articles of Amendment and Restatement of STAG Industrial, Inc.
3.2	Bylaws of STAG Industrial, Inc.
4.1	Form of Common Stock Certificate of STAG Industrial, Inc.**
5.1	Opinion of DLA Piper LLP (US) relating to the legality of the securities being registered (including consent of such firm)
8.1	Opinion of DLA Piper LLP (US) regarding tax matters (including consent of such firm)
10.1	Form of Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership, L.P.**
10.2	2011 Equity Incentive Plan**
10.3	Form of LTIP Unit Agreement**
10.4	Form of Employment Agreement with Mr. Butcher**
10.5	Form of Employment Agreement with Mr. Sullivan**

Exhibit Number	Description
10.6	Form of Employment Agreement with Mr. Mecke**
10.7	Form of Employment Agreement with Ms. Arnone**
10.8	Form of Employment Agreement with Mr. King**
10.9	Form of Indemnification Agreement between STAG Industrial, Inc. and its directors and officers**
10.10	Form of Registration Rights Agreement**
10.11	Form of Voting Agreement**
10.12	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments III, LLC**
10.13	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments IV, LLC**
10.14	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., Net Lease Aggregation Funds, LLC, Innovative Promotions LLC, Gregory W. Sullivan and Roseview Capital Partners LLC**
10.15	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., BSB STAG III, LLC, STAG III Employees, LLC, Benjamin S. Butcher, NED STAG III Residual LLC, Gregory W. Sullivan and Roseview Capital Partners LLC**
10.16	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P. and STAG GI Investments, LLC**
10.17	Form of Purchase Option Agreement by STAG Investments III, LLC in favor of STAG Industrial Operating Partnership, L.P.**
10.18	Loan Agreement dated as of August 11, 2006 by and among affiliates of STAG Investments III, LLC, Anglo Irish Bank Corporation Limited and certain other lenders party thereto, as amended by that certain Joinder to Loan Agreement, Modification to Senior Loan Agreement and Third Modification to Bridge Loan Agreement dated December 20, 2007, as amended by that certain Joinder to Loan Agreement, Second Modification to Senior Loan Agreement and Fourth Modification to Bridge Loan Agreement dated February 12, 2008, as amended by that certain Third Modification to Senior Loan Agreement, Eighth Modification to Bridge Loan Agreement and Agreement to Release Properties dated July 28, 2008, as further amended by that certain Fourth Modification to Senior Loan Agreement dated as of January 31, 2009**
10.19	Master Loan Agreement, dated as of July 9, 2010, by and among STAG GI Investments Holdings, LLC and Connecticut General Life Insurance Company**
10.20	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager II, LLC**
10.21	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager III, LLC**
10.22	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager IV, LLC**
10.23	Form of Fifth Modification to Senior Loan Agreement by and among affiliates of STAG Investments III, LLC and Anglo Irish Bank Corporation Limited**

Exhibit Number	Description
10.24	Form of Credit Agreement by and among STAG Industrial Operating Partnership, L.P., STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto and Banc of America Securities LLC as lead arranger**
21.1	Subsidiaries of STAG Industrial, Inc.**
23.1	Consent of PricewaterhouseCoopers LLP**
23.2	Consent of DLA Piper LLP (US) (included in Exhibits 5.1 and 8.1)
23.3	Consent of CB Richard Ellis—Econometric Advisors**
99.1	Consent of F. Alexander Fraser**
99.2	Consent of Jeffrey D. Furber**
99.3	Consent of Larry T. Guillemette**
99.4	Consent of Francis X. Jacoby III**
99.5	Consent of Edward F. Lange, Jr.**
99.6	Consent of Hans S. Weger**

**
Previously filed.

Item 37.   Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

    (i)
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii)
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on the 8th day of April, 2011.

STAG Industrial, Inc.
By:	/s/ BENJAMIN S. BUTCHER
Name:	Benjamin S. Butcher
Title:	Chairman, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BENJAMIN S. BUTCHER Name: Benjamin S. Butcher	Chairman, Chief Executive Officer and President	April 8, 2011
/s/ GREGORY W. SULLIVAN Name: Gregory W. Sullivan	Chief Financial Officer, Executive Vice President and Treasurer (principal financial and accounting officer)	April 8, 2011

 EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Articles of Amendment and Restatement of STAG Industrial, Inc.
3.2	Bylaws of STAG Industrial, Inc.
4.1	Form of Common Stock Certificate of STAG Industrial, Inc.**
5.1	Opinion of DLA Piper LLP (US) relating to the legality of the securities being registered (including consent of such firm)
8.1	Opinion of DLA Piper LLP (US) regarding tax matters (including consent of such firm)
10.1	Form of Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership, L.P.**
10.2	2011 Equity Incentive Plan**
10.3	Form of LTIP Unit Agreement**
10.4	Form of Employment Agreement with Mr. Butcher**
10.5	Form of Employment Agreement with Mr. Sullivan**
10.6	Form of Employment Agreement with Mr. Mecke**
10.7	Form of Employment Agreement with Ms. Arnone**
10.8	Form of Employment Agreement with Mr. King**
10.9	Form of Indemnification Agreement between STAG Industrial, Inc. and its directors and officers**
10.10	Form of Registration Rights Agreement**
10.11	Form of Voting Agreement**
10.12	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments III, LLC**
10.13	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., and STAG Investments IV, LLC**
10.14
Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., Net Lease Aggregation Funds, LLC, Innovative Promotions LLC, Gregory W. Sullivan and Roseview Capital Partners LLC**
10.15
Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P., BSB STAG III, LLC, STAG III Employees, LLC, Benjamin S. Butcher, NED STAG III Residual LLC, Gregory W. Sullivan and Roseview Capital Partners LLC**
10.16	Contribution Agreement, by and among STAG Industrial, Inc., STAG Industrial Operating Partnership, L.P. and STAG GI Investments, LLC**
10.17	Form of Purchase Option Agreement by STAG Investments III, LLC in favor of STAG Industrial Operating Partnership, L.P.**

Exhibit Number	Description
10.18	Loan Agreement dated as of August 11, 2006 by and among affiliates of STAG Investments III, LLC, Anglo Irish Bank Corporation Limited and certain other lenders party thereto, as amended by that certain Joinder to Loan Agreement, Modification to Senior Loan Agreement and Third Modification to Bridge Loan Agreement dated December 20, 2007, as amended by that certain Joinder to Loan Agreement, Second Modification to Senior Loan Agreement and Fourth Modification to Bridge Loan Agreement dated February 12, 2008, as amended by that certain Third Modification to Senior Loan Agreement, Eighth Modification to Bridge Loan Agreement and Agreement to Release Properties dated July 28, 2008, as further amended by that certain Fourth Modification to Senior Loan Agreement dated as of January 31, 2009**
10.19	Master Loan Agreement, dated as of July 9, 2010, by and among STAG GI Investments Holdings, LLC and Connecticut General Life Insurance Company**
10.20	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager II, LLC**
10.21	Form of Services Agreement between STAG Industrial Management, LLC and STAG Manager III, LLC**
10.22	Form of Services Agreement between STAG Industrial Management LLC and STAG Manager, LLC**
10.23	Form of Fifth Modification to Senior Loan Agreement by and among affiliates of STAG Investments III, LLC and Anglo Irish Bank Corporation Limited**
10.24
Form of Credit Agreement by and among STAG Industrial Operating Partnership, L.P., STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto and Merrill Lynch, Pierce, Fenner and Smith Incorporated as lead arranger**
21.1	Subsidiaries of STAG Industrial, Inc.**
23.1	Consent of PricewaterhouseCoopers LLP**
23.2	Consent of DLA Piper LLP (US) (included in Exhibits 5.1 and 8.1)
23.3	Consent of CB Richard Ellis—Econometric Advisors**
99.1	Consent of F. Alexander Fraser**
99.2	Consent of Jeffrey D. Furber**
99.3	Consent of Larry T. Guillemette**
99.4	Consent of Francis X. Jacoby III**
99.5	Consent of Edward F. Lange, Jr.**
99.6	Consent of Hans S. Weger**

**
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds From Stock Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings
SIGNATURES
EXHIBIT INDEX